CODE OF ETHICS

SPECTRUM ASSET MANAGEMENT, INC.

Table of Contents

I.Statement of Purpose and General Principles

II.Definitions

III.Rules for Personal Transactions

IV.	Personal Securities Transaction Reporting

V.Campaign Contributions

VI.	Sanctions for Violation of the Code of Ethics
VII.	Monitoring of Personal Securities Transactions
VIII.	Certification of Compliance with the Code
IX.	Books and Records to be Maintained

X.Whom Do I Contact?

I.Statement of Purpose and General Principles

This Code of Ethics ("Code") is adopted in compliance with the requirements of Rule 204A-1 of the Investment Advisers Act of 1940 (the "Advisers Act") and where relevant Rule 17j-1 of the Investment Company Act of 1940 (the "40 Act" ), to effectuate the purposes and objectives of those rules.

A main purpose of the Code is to prevent conflicts of interest which may exist, or appear to exist, if persons associated with Spectrum Asset Management, Inc. ("Spectrum" or "Spectrum")) were to:

-own or engage in transactions involving Securities (as defined below) that are owned or are being purchased or sold or are being considered for purchase or sale for the accounts of clients of Spectrum;

-participate in other business activities outside of Spectrum which may cause, or appear to cause, conflicts of interest.

Central to this Code is the principle that employees of Spectrum will adhere to the highest ethical standards and will act in accordance with the following fiduciary principles:

I.The duty at all times to place the interests of clients first;

II.The requirement that all personal securities transactions be conducted in such a manner as to be consistent with the Code of Ethics and to avoid any actual or potential conflict of interest or any abuse of an employee's position of trust and responsibility;

III.The principle that investment adviser personnel should not take inappropriate advantage of their positions;

IV. The fiduciary principle that information concerning the identity of security holdings and financial circumstances of clients is confidential; and

V.The principle that independence in the investment decision-making process is paramount.

VI.	The duty to act in accordance with all applicable laws, rules and regulations

As part of this requirement for high ethical standards, employees are expected to conduct themselves in a manner, which does not:

-defraud clients in any way;

-mislead clients, including making a statement that omits material facts;

-engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

-engage in any manipulative practice with respect to a client;

-engage in any manipulative practice with respect to securities, including price manipulation; or

-violate any applicable law, rule or regulation

Access Persons must review and comply with the Insider Trading Policy.

It is unlawful to trade in any security based on material nonpublic (or inside) information or to disclose such information to others who may profit from it. This applies to all types of securities, including equities, options, debt, and mutual funds. All employees will keep information pertaining to Clients' portfolio transactions and holdings confidential. No person with access to securities recommendations or pending securities transactions and Client portfolio holdings should disclose this information to any person unless such disclosure is made in connection with the person's regular functions or duties. Additionally, employees with knowledge about the composition of a creation basket are prohibited from disclosing such information to any other person (except as authorized in the course of their employment) until such information is made public. All possible care should be taken to avoid discussing confidential information with anyone who would not normally have access to such information.

II.Definitions

Security: Shall have the meaning set forth in Section 202(a)(18) of the Investment Advisers Act, and shall include all fixed income securities, equity securities, securities based on indices, shares, futures, options and limited or private placement securities. (See "Reportable Security")

Access Person: For purposes of the Code, all employees of Spectrum are deemed Access

Persons.

Being Considered for Purchase or Sale: A Security is being considered for purchase or sale when a Portfolio Manager views the purchase or sale of a Security for a client account as probable. The phrase "purchase or sale of a Security" includes the writing of an option to purchase or sell a Security or the purchase of an option to purchase or sell a Security.

Beneficial Ownership: "Beneficial Ownership" shall be interpreted in the same manner as in determining whether a person is the beneficial owner of a Security for purposes of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder. For example, the term "Beneficial Ownership" encompasses:

-in addition to Securities in a person's own account(s), Securities owned by members of the person's immediate family (including any relative by blood or marriage living in the employee's household) sharing the same household;

-a domestic partner;

-any account in which he or she has a direct or indirect beneficial interest (such as a trust);

oFINRA presumes beneficial interest in accounts held by:

▪The spouse of the associated person

▪A child of the associated person or of the associated person's spouse, provided that the child resides in the same household as, or is financially dependent upon, the associated person

▪Any other related individual over whose account the associated person has control; or

▪Any other individual over whose account the associated person has control and to who's financial support the associated person materially contributes.

-a partner's proportionate interest in the portfolio of Securities held by a partnership (e.g. an investment club); and

-securities a person might acquire or dispose of through the exercise or conversion of any derivative security (e.g. an option, whether presently exercisable or not).

Reportable Fund: Any fund for which Spectrum serves as an investment adviser or sub-adviser or any fund whose investment adviser or principal underwriter controls Spectrum, is controlled by Spectrum, or is under common control with Spectrum.

Reportable Security: Means any stock, bond, future, investment contract or any other instrument that is considered a "security" under the Investment Advisers Act. The term "reportable security" is very broad and includes items one might not ordinarily think of as "securities," such as:

•Options on securities, on indexes, and on currencies;

•All types of limited partnerships;

•Foreign unit trusts and foreign mutual funds; and

•Private investment funds, hedge funds, and investment clubs.

For the purposes of its Code of Ethics, Spectrum deems the term "reportable security" to include digital assets including, but not limited to, virtual currencies, cryptocurrencies, digital "coins" or "tokens".

Exempt Securities: The following securities are not included in the definition of reportable security:

-Holdings in direct obligations of the Government of the United States;

-Bankers' acceptances, bank, thrift, credit union deposits, commercial paper and high quality short-term debt instruments, including repurchase agreements;1

-Shares of money market funds;

-Shares issued by open-end funds and open-end ETFs, other than reportable funds and ETFs; and

-Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

Exempt Transactions:

-Open-end investment company shares other than shares of investment companies advised by the firm or its affiliates or sub-advised by the firm;

-Purchases or sales of direct obligations of the U.S. Government or Government agencies; bankers' acceptances, bank certificates of deposit, commercial paper and high quality short- term debt instruments, including repurchase agreements;

-Purchases or sales affected in any account over which the party has no direct or indirect influence or control (e.g., assignment of management discretion in writing to another party). Employees will be assumed to have influence or control over transactions in managed accounts they Beneficially Own unless they have certified otherwise in their Initial Holdings, Quarterly Transaction and Annual Holdings Reports and/or Certifications in FIS Protegent PTA:

-Purchases or sales that are non-volitional on the part of either the individual involved or a managed fund or managed account client, for example, securities obtained through inheritance or gift, assignment of options or exercise of an option at expiration;

-Purchases which are part of an automatic dividend reinvestment plan or similar automatic periodic investment process or when issued pro rata to all holders of a class of securities, such as stock splits, stock dividends or the exercise of rights, warrants or tender offers. However, these transactions should be reported by Access Persons in their Quarterly Transaction and Annual Holdings Reports and/or Certifications in FIS Protegent PTA once acknowledgement of the transaction is received.

1Holdings in direct obligations of the Government of the United States and Bankers' acceptances, bank, thrift, credit union deposits, commercial paper and high quality short-term debt instruments, including repurchase agreements are not considered exempt securities under FINRA Rule 3210. Any account holding these securities must be reported to Spectrum.

III.Rules for Personal Transactions and Personal Accounts

Pursuant to FINRA Rule 3210, all registered individuals of SAMI must obtain prior written consent from SAMI when establishing any account in which securities transactions can be effected and in which the associated person has a beneficial interest at a financial institution other than the firm.

If an account was opened or otherwise established 30 days prior to an associated person's association with SAMI, then that associated person must obtain the written consent of SAMI in order to maintain the account.

For accounts held at non-member financial institutions SAMI will consider the extent to which it will be able to obtain, upon written request, duplicate copies of confirmations and statements from the non- member financial institution. If SAMI does not believe it can obtain these records, it will not consent to an associated person to open such account.

Once approval has been obtained from SAMI to establish a personal transaction account, associated persons will submit a notification to each executing broker-dealer FINRA member or other financial institution in writing of their association with SAMI. The notification must be provided prior to opening or otherwise establishing accounts that are subject to the rule.

Transactions in Principal mutual funds, Principal stock, and investments in the Principal 401k – Must hold for 30 Days

The following rule applies to transactions in Principal mutual funds, Principal stock, and investments in the Principal 401k.

The rule is that all purchases of Principal mutual funds and investments in the Principal 401k must be held for 30 calendar days before being sold. This rule applies no matter if the transaction would result in a profit or a loss. The rule will be applied on a last in/first out basis for transactions.

Access Persons are free to undertake transactions in Principal mutual funds, Principal stock, and investments in the Principal 401k without receiving pre-clearance to do so.

Exception: Shares of Principal Financial Group stock (PFG) received as part of Principal's restricted stock unit plan may be sold upon vesting as they are considered a part of Spectrum employee's compensation plan and have been held for longer than a 60 day period. (However, Executive Officers of PGI must obtain pre-clearance from PGI in order to sell shares of PFG stock that is received as part of the restricted stock unit plan. Procedures for such pre-clearance are available from PGI's Chief Compliance Officer).

Prohibition on speculative transactions in Company Securities: Because of the unique potential for abuse of material nonpublic information, it is also Spectrum's policy that persons subject to this policy may not engage in short-term speculative transactions involving trading in Company securities (Principal mutual funds and Principal stock). Therefore, the following activities with respect to Company securities are prohibited:

1.Purchasing Company securities "on margin" (i.e. with the proceeds of a loan from a brokerage firm when the loan is secured by Company securities), except for the exercise of employee stock options.

2.Short sales (selling stock that is borrowed in anticipation of a drop in price).

3.Trading in put or call options.

Exemption from the 30-day holding period.

Exemption for the sale of Principal Fund shares, stock or investments in the Principal 401k plan, may be made under special circumstances as determined by the Chief Compliance Officer and approved in advance in writing.

Transactions in all Other Securities

Pre-Clearance –

Section 16 Persons

Those persons who, by reason of their position with respect to a closed-end exchange-traded fund are designated by the Fund as being subject to the provisions of Section 16 of the Securities Exchange Act of 1934 with respect to that Fund, must pre-clear in writing all common share trades in any closed- end exchange-traded fund for which they serve as a Section 16 officer or director.

Section 16 officers of a closed-end exchange-traded fund may not profit as a result of a purchase and sale, or sale and purchase, of common shares the fund within a period of 6 months, of the same (or equivalent) security.

Spectrum Employees that are subject to affiliate's Code of Ethics:

Those Spectrum employees that are subject to an affiliate's Code of Ethics must obtain pre-clearance approval for personal trading, if required, by the affiliate's Code of Ethics.

Restricted and Prohibited Transactions -

The following prohibitions apply to all Access Persons:

1.Preferred Stock; Common Stock Issued by Spectrum clients - Access persons are prohibited from purchasing any individual preferred securities, whether or not held by a Spectrum client. There is no prohibition against holding mutual funds, ETF's, wrap account programs (including Spectrum advised funds, ETFs and wrap account programs) or other collective entities that invest in preferred securities. Access persons are not permitted to own the common stock issued by Spectrum standalone clients, (not including SMA sponsor firms). In the event that an Access Person holds individual preferred securities, common stock that is issued by a Spectrum client or common stock of an issuer that becomes a Spectrum client, he or she must sell such securities with such sale pre-approved by the Chief Compliance Officer.

2.Initial Public Offerings –

Access Persons are generally prohibited from acquiring securities in an initial public offering.

Pursuant to FINRA Rule 5130: A member or a person associated with a member may not purchase a new issue in any account in which such member or person associated with a member has a beneficial interest, except as otherwise permitted herein."

"New issue" means any initial public offering of an equity security as defined in Section 3(a)(11) of the Exchange Act, made pursuant to a registration statement or offering circular.

The prohibition extends to: "Immediate family members" which means "a person's parents, mother- in-law or father-in-law, spouse, brother or sister, brother-in-law or sister-in-law, son-in-law or daughter- in-law, and children, and any other individual to whom the person provides material support."

Certain definitions, exclusions and exceptions apply to this Rule. Please consult the Chief Compliance Officer when considering such an investment.

3.Private Placements - No Access Person may acquire, directly or indirectly, beneficial ownership in any Security in a private placement transaction without prior approval of the Spectrum Chief Compliance Officer. Access persons who have acquired Securities in a private placement transaction must disclose that investment when they play a part in any consideration of an investment by Spectrum in the issuer of the privately placed Security for a client account. In such circumstances, a decision to purchase such Securities for a client account must be subject to an independent review by Investment Personnel or a Portfolio Manager with no personal interest in the issuer.

4.Short-Term Trading - Access Persons who purchase mutual fund shares advised or sub-advised by Spectrum are reminded to not engage in short-term trading. Access Persons should retain such Funds for a period of at least 30 days. Redemptions or exchanges of such funds within 30 days of purchase require pre-clearance from Spectrum's Chief Compliance Officer which will only be granted under appropriate circumstances.

5.Frequent Trading - Access Persons have a fiduciary duty to Spectrum clients. The interests of Spectrum clients must come before those of any Access Person. Access Persons are discouraged from frequent personal trading as it may potentially distract from servicing Spectrum clients.

6.Acceptance of Gifts - Spectrum employees may only accept or provide gifts or entertainment in accordance with the Firm's Gifts and Entertainment Policy.

7.Service as a Director - Access Persons are generally prohibited from serving on the board of directors of a publicly traded company. Exceptions will be made only when in accordance with the Firm's fiduciary duty and not in conflict with the interests of a client. Request for such exception should be made to Spectrum's Chief Compliance Officer. Access Persons serving as a director of a private company that goes public may be required to resign, either immediately or at the end of the then current term.

8.Outside Business Activities - It is important that Access Persons do not undertake other business or other activities outside of Spectrum which may cause, or appear to cause, conflicts of interest. All Access Persons must report to the Chief Compliance Officer, and obtain approval for, all relevant outside business activities, including directorships in businesses and other interests in businesses where they either have a controlling or influencing position, or receive monetary compensation for their involvement in that business. Approval must be obtained by submitting the "Request for Approval of Outside Business Activities, Directorships and Investment Clubs" form that is attached to the Code of Ethics as Appendix A. The Chief Compliance Officer may deem that the involvement in an additional business or other activity is an actual or perceived conflict of interest with the Access Person's current position. In this situation, actions will need to be taken to rectify the conflict or prohibit or limit the employee's involvement in the business/activity. In addition to the initial approval form process, all employees must disclose/confirm outside business activities during the annual reporting process and must also report any material change in or additional business interest that may occur during the year.

IV. Personal Securities Transaction Reporting for Spectrum Asset Management, Inc. Employees

FIS Protegent PTA Process

All Access Persons must provide all personal securities broker accounts, containing any "reportable securities", to Spectrum's Compliance Department via FIS Protegent PTA, with the exception of those transactions exempt under Section II. The Compliance Department then takes the necessary steps within the FIS Protegent PTA system in order for all reportable securities transactions to be recorded and displayed in the system.

Personal securities broker accounts for those accounts holding shares of Principal open-end funds are to be provided to the Compliance Department via FIS Protegent PTA with the exception of fund shares purchased directly from Principal, shares purchased via payroll deduction, shares purchased by a systematic purchase plan in Principal Financial Group's Employees' 401(k)/Profit Sharing Plan or shares purchased pursuant to an automatic dividend reinvestment plan.

Please note that a "broker-dealer" includes both of the following:

A broker or dealer with whom a securities brokerage account is maintained in the employee's name or in the name of immediate family members living in the same household; AND

A broker or dealer that maintains an account for a person whose trades an employee must report as a Beneficial Owner of the securities.

Initial Holdings Reporting –

Each Access Person must provide his or her Initial Holdings to Spectrum's Compliance Department via FIS Protegent PTA listing all securities Beneficially Owned by the Access Person no later than 10 days after he or she becomes an Access Person. Each Access Person must certify that his or her Initial Holdings are complete and accurate via FIS Protegent PTA.

The Initial Holdings data must include the following information:

•list of all securities accounts (including those accounts which hold shares of Principal sponsored open-end investment companies) maintained with a broker, dealer or bank;

•a list of all securities Beneficially Owned by the Access Person with the exception of those exempt securities outlined in Section II above, including

•title and exchange ticker symbol or CUSIP number;

•type of security;

•the number of shares held in each security; and

•the principal amount (dollar value of initial investment) of each security Beneficially Owned;

•the date the data is submitted

*Copies of all relevant brokerage or bank statements may be provided in lieu of a report containing the above data.

Quarterly Securities Transaction Reporting –

Each Access Person is responsible for certifying to Spectrum's Compliance Department via FIS Protegent PTA, within 30 days after quarter end, that the following data for all reportable transactions has been provided:

•the date of each transaction, the title and exchange ticker symbol or CUSIP number and number of shares, and the principal amount of each security involved;

•the nature of each transaction, that is, purchase, sale or any other type of acquisition or disposition;

•the transaction price for each transaction; and

•the name of the broker, dealer or bank through whom each transaction was effected;

•the date the report was submitted.

If an Access Person opens a brokerage account during a calendar quarter containing reportable securities held for the direct or indirect benefit of the Access Person, the Access Person must provide the following account information to the Compliance Department via FIS Protegent PTA:

•the name of the broker, dealer or bank with which the access person established the account;

•the date the account was established and

•the date the report is submitted.

Annual Holdings Reporting –

In addition to the Initial Holdings Reporting and Quarterly Transaction Reporting, each Access Person is required to certify to Spectrum's Compliance Department via FIS Protegent PTA his or her Annual Holdings. This information shall be current as of a date no more than 45 days before the Annual Holdings Certification is submitted. Such Certification must be filed within 30 days after December 31st.

The Annual Holdings Certification will verify the following information:

•list of all securities accounts (including those accounts which hold shares of Principal sponsored open-end investment companies) maintained with a broker, dealer or bank;

•a list of all securities Beneficially Owned by the Access Person with the exception of those exempt securities outlined in Section II above, including

•title and exchange ticker symbol or CUSIP number;

•type of security;

•the number of shares held in each security; and

•the principal amount (dollar value of initial investment) of each security Beneficially Owned;

•the date the report is submitted.

Certifications to Affiliates Where Spectrum Employees are Subject to Their Code of Ethics –

If required, Spectrum's CCO, or designee, will certify to the designated employee of a relevant affiliate that a Spectrum employee subject to the affiliate's code of ethics is complying with the reporting requirements of Rule 204A-1 of the Investment Adviser Act of 1940. The certification will be made on a quarterly and annual basis or as otherwise required by any such affiliate. This does not relieve the Spectrum employee from obtaining pre-clearance for personal trading from the affiliate if required.

Reporting Requirements for Spectrum Board of Directors members who are not employed by Spectrum Asset Management, Inc.

Members of Spectrum's Board of Directors who are not employees of Spectrum must abide by Spectrum's Code of Ethics guidelines but are not required to comply with Spectrum's Code of Ethics provisions pertaining to the reporting of personal securities transactions to Spectrum's Compliance Department. The Board of Directors will be asked to certify to their compliance with the Code of Ethics as it pertains to them on an annual basis or, when in the opinion of the Compliance Department, material changes to the Code of Ethics have been made.

V.Campaign Contributions

1. Covered Associates per SEC Pay-to-Play Rules

The SEC pay-to-play contribution restrictions specifically apply to any employee of an investment adviser that is deemed to be a Covered Associate. Generally, Covered Associates are executive officers and employees who solicit2 government entities for the investment adviser, along with those who directly or indirectly supervise such employees. For the purposes of this Policy the following Spectrum employees will be deemed to be Covered Associates:

•President and CEO: Mark Lieb

•Executive Directors: Matthew Byer, L. Phillip Jacoby, and Joseph Urciuoli

Non-Covered Associates' political contributions do not fall under the SEC pay-to-play restrictions; however, they may be subject to state and local pay-to-play laws and client disclosure requirements.

It is important to note that there is a two year look-back period effective March 14, 2011 and going forward. Investment Advisers must look-back in time to determine whether a Covered Associate has made a triggering contribution within the previous two years for new Covered Associates who solicit clients, and six months for new Covered Associates who do not solicit clients. This provision applies to all current employees who are promoted or transferred to a Covered Associate position and external job applicants hired into Covered Associate positions.

2. Pre-clearance Approval and Certification Requirements

Pre-clearance and quarterly certification is required of all Covered Associates.

a.Pre-clearance

All Covered Associates must obtain pre-clearance approval before making a personal political contribution3 to a:

•State and local candidate, including contributions made by the Covered

Associate's spouse and minor children.

oFederal candidate currently holding a state or local office, such as a

Governor running for U.S. Senate.

oIf the federal candidate is not a current state or local government official, there are no issues related to pay-to-play and pre-clearance is not required.

•Political Action Committee (PAC)

oPlease note contributions to PrinPac are exempt from pre-clearance. See Section A. for details

•State or Local Political Party

2Solicit means with respect to investment advisory services, to communicate, directly or indirectly, for the purposes of obtaining or retaining a client for, or referring a client to, an investment adviser.

3Contribution is anything of value given to influence an election, most commonly contributions include deposit of money, gift, subscription, loan, advance or any payments for debts incurred in such an election.

b.How to Pre-clear

Covered Associates can submit a pre-clearance request by completing the Political Campaign Contribution Pre-clearance Form (This form is attached hereto and can be found in F:\Users\Compliance\Pay to Play\Preclearance Form and in F:\Users\ Compliance\Code of Ethics.

Submit the form to Joseph Hanczor, Chief Compliance Officer by email at jhanczor@samipfd.com

Covered Associates will be required to provide the following information:

−Employee Information

−Name of Candidate

−Campaign Office Title

−Campaign Jurisdiction (State/County/City)

−Contribution Description

−Contribution Amount

The pre-clearance request will be reviewed and responded to by email. Upon receiving approval of your pre-clearance, you may proceed with your political contribution. Upon completion of the contribution, you will need to provide to the CCO post-clearance information by email including the date and amount of contribution.

c.Review of Pre-clearance

Spectrum's CCO will review all pre-clearance requests submitted subject to the following:

•SEC Pay-to-Play De Minimis Contribution Exception for Covered Associates:

•State and Local Municipality Pay-to-Play Rules

•Current governmental client restrictions and/or reporting requirements

A. Political Action Committee (PAC) Contributions

The SEC and some state and local pay-to-play laws view contributions to certain PACs as an indirect way to circumvent the pay-to-play laws. Therefore, all Covered Associates are required to pre-clear contributions to PACs, with the following exemption. Contributions to PrinPac do not need to be pre-cleared, as PFG Government Relations which administers PrinPac maintains records of these contributions. PGI Compliance will work closely with Government Relations to meet client reporting requests, when applicable. There is no action required of Spectrum Covered Associates.

B.Third-Party Placement Agents and Solicitors

Investment advisers and its Covered Associates are prohibited from paying a third-party solicitor or placement agent to solicit business for the investment adviser from any government entity unless such third-party solicitor or placement agent is a SEC registered investment adviser or a registered broker-dealer subject to pay-to-play restrictions. Third-party placement agents and solicitors must be pre-approved by Compliance prior to entering into an agreement.

Pre-clearance Form Political Campaign Contribution Pre-Clearance Form

Spectrum Asset Management, Inc.

Political Campaign Contribution Pre-Clearance Form

All Covered Associates must obtain pre-clearance approval before making a personal political campaign contribution to state/local officials/candidates and PACs as described in Spectrum's Pay- to-Play Policy.

I.EMPLOYEE INFORMATION

Employee Name:

Employee Job Title:

Resident City:

Resident County:

Resident State:

II.RECIPIENT INFORMATION:

Recipient Name:

Campaign Office Title:

Campaign Jurisdiction (State/City/County):

III.CONTRIBUTION INFORMATION

Contribution Donor:

Contribution Description:

Contribution Amount:

Campaign Election:

Comments:

VI.	Sanctions for Violation of the Code of Ethics

Spectrum employees may be subject to sanctions for violations of the specific provisions or the general principles provided by the Code. Violations will be reviewed, and sanctions determined by the CEO with advice, as required, from the Chief Compliance Officer. The CCO is not empowered to sanction employees and does not supervise employees other than member(s) of the Compliance Department.

Sanctions which may be imposed include -

•formal warning;

•restriction of trading privileges;

•disgorgement of trading profits;

•fines; AND/OR

•suspension or termination of employment.

Violations of the Code of Ethics or federal or state laws, rules and regulations may result in reporting to appropriate regulatory or criminal authorities.

Sanction Factors –

The factors that may be considered when determining the appropriate sanctions include, but are not limited to:

•the harm to a client's or Fund's interest;

•the extent of unjust enrichment;

•the frequency of occurrence;

•the degree to which there is personal benefit from unique knowledge obtained through employment with Spectrum;

•the degree of perception of a conflict of interest;

•evidence of fraud, violation of law, or reckless disregard of a regulatory requirement; and/or

•the level of accurate, honest and timely cooperation from the person subject to the Code.

VII. Monitoring of Personal Securities Transactions

The Chief Compliance Officer or his designee is responsible for reviewing and monitoring Spectrum employee's personal securities transactions and trading patterns to insure compliance with the Code. The Chief Compliance Officer or his designee will conduct this review in FIS Protegent PTA. and report any violations of the Code to the CEO.

Spectrum's CEO will oversee the personal securities transactions of the Chief Compliance Officer to insure compliance with the Code. The Chief Compliance Officer's reportable personal securities transactions will be reviewed by the designee via FIS Protegent PTA and report any activity directly to Spectrum's CEO. Violations of the Code by the Chief Compliance Officer of Spectrum will be reported to the Chief Compliance Officer of Principal Global Investors.

On an annual basis, as part of the SEC Rule 206(4)-7 Report or in reports to the Board of Directors, the Chief Compliance Officer shall

i)confirm that Spectrum Asset Management, Inc. has adopted procedures reasonably necessary to prevent Access Persons from violating the Code;

ii)identify any material violations of the code and sanctions imposed in response to those violations during the past year;

iii)describe any material issues that arose during the previous year under the Code; and recommendations, if any, as to changes in existing restrictions or procedures based on experience with this Code, evolving industry practices or developments in applicable laws or regulations.

VIII. Certification of Compliance with the Code

Initial –The Chief Compliance Officer will meet with each new employee.. The access person will certify in FIS Protegent PTA that he/she has (a) received a copy of the code; (b) read and understand all provisions of the code; and (c) agrees to comply with the terms of the code.

Amendments – Material amendments to the Code will be reviewed by the Chief Compliance Officer with all access persons. Access persons will certify that they have (a) received a copy of the amended code; (b) read and understand all provisions of the amended code; and (c) agree to comply with the terms of the code in FIS Protegent PTA.

Annual – On an annual basis all access persons must certify that they have read, understand and have complied with the code during the prior year via FIS Protegent PTA.

IX. Books and records to be maintained

A copy of the Spectrum's code of ethics adopted and implemented that is in effect, or that at any time within the past five years was in effect;

A record of any violation of the code of ethics, and of any action taken as a result of the violation;

A record of all written acknowledgements as required by the code of ethics for each person who is currently or within the past five years was, an access supervised person of Spectrum

A record of each report made by an access person as required by the code of ethics, including any information provided in lieu of such reports;

A record of names of person who are currently, or within the past five years were, access persons of Spectrum; and

A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by access person if required, for at least five years after the end of the fiscal year in which the approval is granted.

All records shall be maintained and preserved in an easily accessible place for a period of not less than five years from the end of the fiscal year during which the last entry was made on such record, the first two in Spectrum's office.

X.Whom Do I Contact?

Responsibility for maintaining this Code is vested in Joseph Hanczor, the Chief Compliance Officer of Spectrum Asset Management, Inc. However, the responsibility for implementing this code on a day to day basis falls on all Spectrum employees and especially staff that are in supervisory and management roles.

If employees have any questions in relation to how to interpret this Code or have identified any potential issues or breaches of the Code, they should contact Spectrum's Chief Compliance Officer.

Should an access person wish to contact senior PGI or PFG Compliance Officers concerning the Code, the contact list in order of escalation is:

Spectrum Chief Compliance Officer

Joseph Hanczor

(203)321-1134 jhanczor@samipfd.com

PGI Chief Compliance Officer

Justin Lange

(515) 247-5788

lange.justin@principal.com

PFG Chief Compliance Officer

Noreen Fierro

515-362-0282 Fierro.noreen@principal.com

In addition to the above contacts, staff should remember that they can also utilize the "Whistle Blower" process implemented across the broader Principal Financial Group organization. Staff can find information on this at:

 http://inside.principal.com/gfr/brc/busprac/whistleblower.shtm

In addition, the Ethics Hotline can be used at 1-866-858-4433 which is staffed 24/7. Any information passed through the Whistleblower process will remain confidential. Additional whistleblower resources include:

 whistleblower@finra.org

1866-96-FINRA http://www.sec.gov/whistleblower

Appendix A

Request for Approval of Outside Business Activities, Directorships and

Investment Clubs

Name and address of organization or group:

Organization's or group's primary business purpose:

Is the organization a publicly traded company?	If yes, list the stock symbol:

Describe your anticipated role with the organization or group:

Describe any compensation you will receive:

Describe any known relationships between Spectrum and the organization in question, or any conflict(s) of interest you perceive regarding the outside business activity:

List any employees of Spectrum who you know to be involved with the organization:

If approval is granted, I agree to:

•Notify the CCO of any change in the above information;

•Seek approval to retain my position if a private organization offers securities to the public or if a not-for- profit organization ceases to maintain its not-for-profit status;

•Adhere to the Insider Trading policies and procedures of Spectrum and the organization or group, and not transfer any Non-public information between Spectrum and the organization or group; and

•Avoid involvement in any arrangement between Spectrum and the entity and recuse myself of voting on such matters.

Signature	Date: ____________

Print Name: ___________________________________________

Approval Granted by / Denied by:

Signature	Date

Print Name: _____________________________________________